EXHIBIT 10.01

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of June 1, 2006, between Infe-Human Resources - Unity, Inc., a Nevada corporation (the “Company”) and Ludin Pierre (“Executive”).

RECITAL

The Company and Executive desire to enter into this Agreement to insure the Company of the services of Executive, to provide for compensation and other benefits to be paid and provided by the Company to Executive in connection therewith, to provide the Company with protection against competition from the executive and to set forth the rights and duties of the parties in connection therewith;

This Agreement is executed contemporaneously with an Asset Purchase Agreement dated June 1, 2006, between and among Company and Executive’s business entities (the "Purchase Agreement"). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

Nothing contained herein, including the termination, enforcement or breach thereof, shall have any effect or impact on any payment provided for in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

1.   Title; Directorship.

(a)  Title.  The Company hereby employs Executive as Senior Operations Manager and Executive hereby accepts such employment, on the terms and conditions set forth herein. During the term of this Agreement, Executive shall be and have the title, duties and authority of President of the Company, including duties specified in Schedule B, and shall devote all reasonable efforts to his full time employment and shall perform diligently such duties as are customarily performed by the Senior Operations Officer of companies the size and structure of the Company, together with such other duties as may be reasonably required from time to time by the Board of Directors of the Company or the Chairman of the Company. Without limiting the generality of any of the foregoing, except as hereafter expressly agreed in writing by Executive, Executive shall not be required to report to Gregg Oliver.

2.  Term.   Subject to the provisions for termination hereinafter provided, the term of this Agreement shall begin on June 1, 2006 and shall end at 11:59 p.m., local time, on May 31, 2008, provided, however, that the term of this Agreement shall automatically renew for successive one (1) year terms, unless Executive or the Company gives written notice to the other not less than sixty (60) days prior to May 31, 2009 or the expiration of any such one-year term that he or it, as the case may be, is electing not to so extend the term of this Agreement.  Notwithstanding the foregoing, the term of this Agreement shall end on the date on which Executive’s employment is earlier terminated by him or the Company in accordance with the provisions of Paragraph 7(a) below.

4.   Compensation.

(a)  Salary.  For all services he may render to the Company during the term of this Agreement, the Company shall pay to Executive the following salary in those installments customarily used in payment of salaries to the Company’s senior executives (but in no event less frequently than weekly):

(i)  for the six month period beginning on the effective date of this agreement and ending on November 30, 2006, a salary of One Hundred Thousand Dollars ($100,000) per annum prorated weekly;

(ii)  for the six month period beginning on December 1, 2006 and for the remainder of the term of this Agreement, a salary of One Hundred and Fifty Thousand Dollars ($150000) per annum prorated weekly;

(iii)  for the six month period beginning on December 1, 2006 until the first anniversary of this Agreement, a catch up payment of Nine hundred sixty one dollars and fifty four cents ($961.54) per week shall be paid to Executive. It is the intention of the parties that the Executive be paid a total of One Hundred and Fifty Thousand Dollars ($150,000) for the first year of employment.

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(b)  Bonus.

(i)

The Executive shall receive, as additional compensation,

a commission for sales billed and collected during the term of this Agreement in the amount equal to two percent (2%) of Incremental Gross Sales. Incremental Gross Sales shall be defined as gross sales revenue billed and collected in excess of the gross sales revenue in existence as of the Closing, regardless of whether generated and/or sourced by the Executive. Said commission shall be determined by the Company's regular accountants, according to GAAP, and shall be payable at the end of each month.

Executive shall be provided any and all reasonably necessary information to confirm, and audit, if necessary, the Bonus amount. Executive shall have the right, not more than once each calendar year during the term of this Agreement, upon ten (10) days prior written notice to Company, to audit Company's billings and collections to determine if Company has complied with the Bonus provision set forth in this Agreement. Company agrees to cooperate with Executive in any such inspection. All costs of such audit shall be borne by Executive provided that if any audit reveals an underpayment of five percent (5%) or more during the audited period, the cost of such audit shall be borne by Company, and Company shall promptly pay the amount of the underpayment plus accrued interest.

(ii)

Executive shall be entitled to participate in any bonus program implemented by the Compensation Committee of the Board of Directors for the Company’s senior executives generally, with pertinent terms and goals to be established annually or otherwise by the Compensation Committee in its sole discretion.

(c) Benefits.

(i.)

Medical Insurance.  The Executive shall receive, as additional compensation, medical insurance for the Executive and family.  If Executive does not elect coverage, then Executive shall be reimbursed for all uninsured medical expenses.

(ii.)

Disability Insurance.  The Executive shall receive, as additional compensation, disability insurance for the Executive.

(ii.)

Term Life Insurance.  The Executive shall receive, as additional compensation, term life insurance for the Executive in the amount of $500,000.

(iii.)

Retirement Plan.  The Executive shall be entitled to participate in the Company retirement plans, in accordance with the Company's plans for employees in accordance with its terms and eligibility requirements.

(iv.)

Automobile.  The Executive shall receive, as additional compensation, automobile transportation.

(v.)

Vacation/Personal Leave/Sick Leave/Leave of Absence.  The Employee shall be entitled, as designated on Schedule A, each year to vacation, personal leave, sick leave, and leave of absence and they be taken with advance approval from the Company.  The Company may in its sole discretion from time to time approve leaves of absence for other reasons with full or part payment of compensation and expenses.

(vi.)

Other Benefits.  Executive shall be entitled, subject to the terms and conditions of the appropriate plans, to all benefits provided by the Company to senior executives generally from time to time during the term of this Agreement.

(d)  Business Expenses.  Upon delivery of proper documentation therefor Executive shall be reimbursed within ten (10) days for all travel, hotel and business expenses when incurred on Company business during the term of this Agreement.

5.  Executive Stock Awards Plan.  During the term of this Agreement, Executive shall participate in any executive stock award plan the Company’s may adopt.

6.  Payment in the Event of Death or Disability.

(a)  In the event of Executive’s death or Disability during the term of this Agreement, for a period equal to the greater of (i) twelve (12) months following the date of such death or Disability or (ii) the balance of the term that would have remained hereunder at such date had Executive’s death or disability not occurred, the Company shall continue to pay to Executive (or his estate) Executive’s then effective per annum rate of salary, as determined under Paragraph 4(a), and provide to Executive (or to his family members covered under his family medical coverage) the same family medical coverage as provided to Executive on the date of such death or Disability.

(b)  Except as otherwise provided in Paragraph 6(a), in the event of Executive’s death or Disability Executive’s employment hereunder shall terminate and Executive shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to any unpaid salary, bonus, or benefits accrued and earned by him up to and including the date of such death or Disability.

(c)  For purposes of this Agreement, Executive’s Disability shall be deemed to have occurred after one hundred (100) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred fifty (150) or ninety (90) days, as the case may be, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties hereunder. The date of Disability shall be such one hundred fiftieth (150th) or ninetieth (90th) day, as the case may be. If the Company or Executive, after receipt of notice of Executive’s Disability from the other, dispute that Executive’s Disability shall have occurred, Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital and, unless such physician shall issue his written statement to the effect that in his or her opinion, based on his or her diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such Disability shall be deemed to have occurred.

(d)  The payments to be made by the Company to Executive hereunder shall be offset and reduced by the amount of any insurance proceeds (on a tax-effected basis) paid to Executive (or his estate) from insurance policies obtained by the Company other than insurance policies provided under Company-wide employee benefit and welfare plans.

7.  Termination. Nothing contained herein, including the termination of employment, shall have any effect or impact on any payment provided for in the Purchase Agreement.

(a)  The employment of Executive under this Agreement:

(i) shall be terminated automatically upon the death or Disability of Executive;

 (ii) may be terminated for Cause at any time by the Company, with any such termination not being in limitation of any other right or remedy the Company may have under this Agreement or otherwise;

(iii)  prior to full payment of the Promissory Note, Executive may be terminated at any time by the Company without Cause with 180 days’ advance notice to Executive; thereafter, may be terminated at any time by the Company without Cause with sixty (60) days’ advance notice to Executive;

(iv)  may be terminated at any time by Executive with sixty (60) days’ advance notice to the Company, and shall be terminated automatically if Executive does not accept assumption of this Agreement by, or an offer of employment from, a purchaser of all or substantially all of the assets of the Company, pursuant to terms further described in Paragraph 25 hereof; or

(v)  may be terminated at any time by Executive if the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice of such breach from Executive;

(vi)  may be terminated at any time by Executive for Good Reason, in which case such termination shall be treated for purposes of this Agreement as termination by Company without Cause.

(b)  Upon any termination hereunder, Executive shall be deemed automatically to have resigned from all offices and any directorship held by him in the Company, unless the Company informs Executive otherwise.

(c)  Executive’s employment with the Company for all purposes shall be deemed to have terminated as of the effective date of such termination hereunder (the “Date of Termination”), irrespective of whether the Company has a continuing obligation under this Agreement to make payments or provide benefits to Executive after such date.

8.  Certain Termination Payments.

(a)  If Executive’s employment with the Company is terminated by the Company without Cause or by Executive pursuant to Paragraph 7(a)(v), in either case other than within two years after a Change in Control, the Company shall (i) continue to pay to Executive the per annum rate of salary then in effect under Paragraph 4(a) and provide him and his family with the benefits described in Paragraph 4(c) then in effect (unless the terms of the applicable plans expressly prohibit the continuation of such benefits after such termination and cannot be amended, with applicability of such amendment limited to Executive, to provide for such continuation, in which case the Company shall procure and pay for substantially similar substitute benefits except for any pension or 401(k) Plan benefit) for the balance of the term that would have remained hereunder had such termination not occurred,.

(b)  If Executive’s employment is terminated by the Company with Cause or is terminated pursuant to Paragraph 7(a)(iv), Executive shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to that portion of any unpaid salary and benefits accrued and earned by him under Paragraphs 4(a) and 4(c) hereof up to and including the Date of Termination.

10.  Definitions.

(a) “Beneficial Owner” shall have the meaning provided in Rule 13d-3 promulgated under the Exchange Act.

(b) “Cause” means:

(i)   Executive’s conviction of, or plea of “no contest” to, a felony;

(ii)  Executive’s willfully engaging in an act or series of acts of intentional gross misconduct that result in demonstrable and material injury to the Company that has not been cured in all material respects within ten (10) days after the Company gives written notice thereof to Executive; or

(iii) Executive’s willfully and intentional gross negligence in failing to materially perform his duties that result in demonstrable and material injury to the Company that has not been cured in all material respects within thirty (30) days after the Company gives written notice thereof to Executive;

(iv)

Executive’s material breach of any provision of this Agreement, which breach has not been cured in all material respects within thirty (30) days after the Company gives written notice thereof to Executive.

(d)  “Good Reason” shall mean any material change in Executive's position, without consent of Executive, which involves an overall substantial and material reduction in the nature or scope of Executive's duties and responsibilities, or a material adverse change by the Company, without the mutual consent of Executive, in Executive’s function, title, compensation, reporting responsibilities, duties or other responsibilities that would reduce the responsibility or importance of Executive’s position with the Company as compared to Executive’s functions, duties or responsibilities as of the Effective Date, or Company’s continued violation of any statute, law or ordinance after thirty (30) days written notice to cure, or Company’s inability to invest up to one hundred thousand dollars ($100,000) to reasonably accommodate the growth of the temporary staffing business generated by Executive, or default of the Note after ten (10) days written notice to cure or written waiver of such default by Lender, or a relocation of the Executive‘s work location without the mutual consent of Executive, to a location more than fifty (50) from its current location or more than fifty (50) miles further from the Executive’s residence at the time of relocation.

(e)  “Person” shall have the meaning provided in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, and shall include a “group” (as defined in Section 13(d) of the Exchange Act).

(f)  “Retirement” shall mean voluntary, late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan, or as otherwise defined or determined by the Compensation Committee of the Board of Directors of the Company with respect to senior executives of the Company generally.

11.  Certain Covenants

(a)  Noncompete and Nonsolicitation.  Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of his duties and responsibilities during the term of this Agreement. This noncompetition and nonsolicitation provision shall apply or be enforced if this Agreement is terminated without cause Company or if this Agreement is terminated with Good Reason by Executive, provided that Executive is continued to be provided salary during the remaining Term of this Agreement.  In light of such reliance and expectation, during the term hereof and for two (2) years after termination of Executive’s employment and this Agreement under Paragraph 7 hereof, other than termination by the Company without Cause or termination by Executive pursuant to Paragraph 7(a)(v), and in no event for a period which predates a date two (2) years following the final payment of that certain Contingent Price required by the Buyer to the Seller in that certain Asset Purchase Agreement dated June 1, 2006, Executive shall not, directly or indirectly, do or suffer any of the following:

(i)  Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the temporary staffing business only of the Company with the clients or customers of the Company as and where conducted by it at the time of such termination; provided, however, that the ownership of not more than five percent (5%) of any class of publicly traded securities of any entity (other than Company) shall not be deemed a violation of this covenant;

(ii)  Solicit the employment of, assist in the soliciting the employment of, or otherwise solicit the association in business with any person or entity of, any employee, consultant or agent of the Company; or

(iii) Induce any person who is a customer of the Company to terminate said relationship.

(b)  Nondisclosure; Return of Materials.  During the term of his employment by the Company and following termination of such employment, Executive will not disclose (except as required by his duties to the Company), any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other intellectual property (“Intellectual Property”) or any other confidential information, whether patentable or not, of Company of which Executive becomes informed or aware during his employment, whether or not developed by Executive. In the event of the termination of his employment with the Company or the expiration of this Agreement, Executive will return to the Company all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals that pertain to his employment with the Company or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

(c)  Executive expressly agrees and understands that the remedy at law for any breach by him of this Paragraph 11 may be inadequate and that the damages flowing from such breach are not easily measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive’s violation of any provision of this Paragraph 11, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Paragraph 11 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Paragraph 11 that may be pursued by the Company.

(d)  If Executive shall violate any legally enforceable provision of this Paragraph 11 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

(e)  Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 11, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

12.  Withholding Taxes.  All payments to Executive hereunder shall be subject to withholding on account of federal, state and local taxes as required by law.

13.  No Conflicting Agreements. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether an employment contract or otherwise, that would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

14.  Severable Provisions. The provisions of this Agreement are severable and if any one or more of its provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

15.  Binding Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal and legal representatives, executors, successors and administrators. The Company may assign this Agreement to a purchaser (or an affiliate of a purchaser) of all or substantially all the assets of the Company. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor or assign to its assets as aforesaid that becomes bound by all the terms and provisions of this Agreement. If the Executive should die while any amounts are still payable to him, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

16.  Notices.  Notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, postage prepaid, addressed to the intended recipient at the address set forth at the end of this Agreement, or at such other address as such intended recipient hereafter may have designated most recently to the other party hereto with specific reference to this Paragraph 16.

18.  Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by law, any right he or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated by this Agreement. Each party certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce this waiver; and acknowledges that he or it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Paragraph 18.

19.  Waiver.  The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violation thereof, or prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

20.  Miscellaneous.  This Agreement supersedes all prior agreements and understandings between the parties. This Agreement may not be modified or terminated orally. All obligations and liabilities of each party hereto in favor of the other party hereto relating to matters arising prior to the date hereof have been fully satisfied, paid and discharge. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

21.  Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of New Jersey.

22.  Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

23.  Enforcement Costs.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

24.

Arbitration.  Any dispute, difference, disagreement, or controversy between the parties hereto, arising out of or in connection with this Agreement or the interpretation of the meaning or construction of this Agreement, shall be referred to a single arbitrator agreed upon the parties to such dispute.  If the parties to the dispute are unable to agree upon the selection of such arbitrator, then an arbitrator shall be appointed by the American Arbitration Association pursuant to its existing rules and regulations.  Such arbitration shall take place in New Jersey, unless otherwise agreed upon by all of the parties.  Every such dispute, difference disagreement or controversy which is submitted to arbitration shall be dealt with and disposed of pursuant to the rules of the American Arbitration Association, and every award or determination therein shall be final and binding upon all of the parties.  There shall be no appeal from such award or determination, and judgment thereon may be entered in any court of competent jurisdiction. The arbitrator, if he deems that the case requires it, is authorized to award to the party whose contention is sustained, such sums as he shall deem proper to compensate such party for the time and expense incident to the proceeding and, if the arbitration was demanded without reasonable cause, he may also award damages for delay.  The arbitrator shall fix his own compensation, unless otherwise provided by agreement, and shall assess the costs and charges of the proceedings upon any or all parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above

Infe-Human Resources - Unity, Inc.,:

By:_______________________

Name:_____________________

Title:______________________

_________________________

Ludin Pierre

SCHEDULE A

Schedule referred to in paragraph 4(c) of the Employment Agreement dated ___________, 2006, between Infe-Human Resources - Unity, Inc., a Nevada corporation (the “Company”) and Ludin Pierre (“Executive”).

Period Beginning

Annual Salary

Vacation

Personal/Sick Days

___________, 2006

$100,000_________

20 days

15 days

________________

_________

________

________

________________

_________

________

________

________________

_________

________

________

SCHEDULE __

DUTIES

Ludin Pierre will be responsible for the sales and general management of the business unit formerly consisting of Cosmo/Mazel businesses, and any natural growth of business thereof, and in maintaining the same level of quality service to customers as has been traditional in the business.  Major policy and financial matters will be the responsibility of the parent company CEO and other parties, designated by the CEO, to whom Mr. Pierre will report.